As filed with the Securities and Exchange Commission on March 7, 2022.

File No. 333-261787

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON

FORM S-1

UNDER

THE SECURITIES ACT OF 1933

CVENT HOLDING CORP.

(Exact name of Registrant as specified in its charter)

Delaware	7372	98-1560055
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1765 Greensboro Station Place, 7th Floor

Tysons, Virginia 22102

(703) 226-3500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copies to:

Lawrence J. Samuelson Senior Vice President, General Counsel and Corporate Secretary 1765 Greensboro Station Place, 7th Floor Tysons, Virginia 22102 (703) 226-3500	Robert M. Hayward, P.C. Robert E. Goedert, P.C. Kevin M. Frank Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 (312) 862-2000

Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

Registration No.: 333-261787

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

ADDITION OF EXHIBIT

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-261787) is being filed to include as an exhibit PricewaterhouseCoopers LLP’s consent to the use of its report dated March 7, 2022, with respect to the consolidated financial statements of Cvent Holding Corp. and its subsidiaries (the “Company”) included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021 in such registration statement and the related prospectus. The report of PricewaterhouseCoopers LLP was filed in the Prospectus Supplement No. 1 dated March 7, 2022 filed pursuant to Rule 424(b)(3).

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits.

Exhibit No.	Description

23.4	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tysons, Virginia on this 7th day of March, 2022.

CVENT HOLDING CORP.

By:	/s/ Rajeev K. Aggarwal
Name:	Rajeev K. Aggarwal
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rajeev K. Aggarwal	Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2022
Rajeev K. Aggwarwal

/s/ William J. Newman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 7, 2022
William J. Newman

/s/ *	Director	March 7, 2022
Sanjeev Bansal

/s/ *	Director	March 7, 2022
David Breach

/s/ *	Director	March 7, 2022
Jim Frankola

/s/ *	Director	March 7, 2022
Betty Hung

/s/ *	Director	March 7, 2022
Marcela Martin

/s/ *	Director	March 7, 2022
Sam Payton

/s/ *	Chairman of the Board	March 7, 2022
Maneet Saroya

/s/ *	Director	March 7, 2022
Nicolas Stahl

*	/s/ Lawrence J. Samuelson Attorney-in-Fact

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